SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Gran Tierra Energy Inc.

(Name of Registrant as Specified In Its Charter)

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On April 22, 2015, Gran Tierra Energy Inc. released the following press release:

CALGARY, Alberta, April 22, 2015, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE MKT: GTE, TSX: GTE), today stated that West Face Capital Inc. (“West Face”) has provided notice of its intent to nominate six candidates to stand for election to Gran Tierra’s Board of Directors at the 2015 Annual Meeting of Stockholders.

Gran Tierra issued the following statement:

The Gran Tierra Board of Directors and management team are committed to enhancing stockholder value, and we are executing a plan that we believe will enable us to achieve this goal. We take the views of our stockholders seriously and have had, and will continue to have, conversations with West Face.

We believe that Gran Tierra’s current strategy of retaining balance sheet strength by minimizing or eliminating expenditures that have no immediate value at current oil prices and making significant operating and general and administrative cost reductions and eliminations through resource re-allocation initiatives is the best path to maximize stockholder value and realize the full potential of our assets. The Gran Tierra Board has been candid about areas of underperformance and – recognizing the need for change – took decisive action to reshape the Company and usher in a new era at Gran Tierra. The Company is pursuing a strategy of focusing on its core Colombian properties, curtailing all discretionary expenditures elsewhere.

Gran Tierra’s Board at present is composed of four highly-qualified and proven leaders, three of whom are independent. They are active, engaged and have the expertise needed to drive success and build stockholder value, including: extensive South American oil and gas energy experience: material participation leading other oil and gas exploration companies; experience with mergers and acquisitions; experience investing in, developing and growing oil and gas exploration companies; as well as expertise in finance and accounting.

The Gran Tierra Board will consider West Face’s nominations in due course, will continue to look for other qualified nominees and will present details regarding the Board’s recommended slate of director nominees in the Company’s definitive proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2015 Annual Meeting, the date of which has yet to be announced.

About Gran Tierra Energy Inc.

Gran Tierra is an international oil and gas exploration and production Company, headquartered in Calgary, Canada, incorporated in the United States and operating in South America, with its stock trading on the NYSE MKT Exchange (GTE) and the Toronto Stock Exchange (GTE). Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities as appropriate to provide a base for future growth.

Gran Tierra’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Additional information concerning Gran Tierra is available at www.grantierra.com, on SEDAR (www.sedar.com) and with the Securities and Exchange Commission (www.sec.gov).

Important Additional Information and Where to Find It

Gran Tierra Energy Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with Gran Tierra’s 2015 Annual Meeting of Stockholders. Gran Tierra intends to file with the SEC and provide to its stockholders a proxy statement and a WHITE proxy card in connection with such solicitation. GRAN TIERRA STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Gran Tierra’s directors and executive officers and their respective interests in Gran Tierra by security holdings or otherwise is set forth in Gran Tierra’s proxy statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on April 30, 2014, which documents are available at Gran Tierra’s investor relations website at http://investor.Gran Tierra.com. To the extent holdings of such participants in Gran Tierra’s securities have changed since the amounts described in the proxy statement, or if a particular participant’s holdings are not set forth in the proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at Gran Tierra’s 2015 Annual Meeting of Stockholders will be included in the proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including any proxy statement (and amendments or supplements thereto) to be filed, and any other relevant documents and other material filed by Gran Tierra with the SEC, are or will be available for no charge at the SEC's website at www.sec.gov and at Gran Tierra’s investor relations website at http://investor.GranTierra.com/. Copies may also be obtained free of charge by contacting Gran Tierra Investor Relations by mail at Gran Tierra Energy Inc., Investor Relations Director, 200, 150 13th Avenue S.W., Calgary, Alberta, Canada T2R 0V2.

Contact Information

For investor and media inquiries please contact:

Jeffrey Scott – Executive Chairman

403-265-3221

Or

Duncan Nightingale – Interim President and CEO

403-265-3221

info@grantierra.com.